Exhibit 5.1

[Letterhead of Shearman & Sterling LLP]

December 15, 2017

Baker Hughes, a GE company, LLC

Baker Hughes Co-Obligor, Inc.

c/o Baker Hughes, a GE company, LLC

17021 Aldine Westfield Road

Houston, Texas 77073-5101

Baker Hughes, a GE company, LLC

Baker Hughes Co-Obligor, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Baker Hughes, a GE company, LLC, a Delaware limited liability company (the “Company”), and Baker Hughes Co-Obligor, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Co-Obligor” and, together with the Company, the “Issuers”), in connection with the preparation of a registration statement on Form S-4 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Issuers’ (i) 2.773% Senior Notes due 2022 (the “2022 Exchange Notes”), (ii) 3.337% Senior Notes due 2027 (the “2027 Exchange Notes”) and (iii) 4.080% Senior Notes due 2047 (the “2047 Exchange Notes” and, together with the 2022 Exchange Notes and the 2027 Exchange Notes, the “Exchange Notes”).

Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Issuers are offering to exchange (the “Exchange Offers”) up to (i) $1,250,000,000 aggregate principal amount of 2022 Exchange Notes for a like amount of their outstanding 2.773% Senior Notes due 2022 issued on December 11, 2017 (the “2022 Restricted Notes”), which have not been registered under the Securities Act, (ii) $1,350,000,000 aggregate principal amount of 2027 Exchange Notes for a like amount of their outstanding 3.337% Senior Notes due 2027 issued on December 11, 2017 (the “2027 Restricted Notes”), which have not been registered under the Securities Act, and (iii) $1,350,000,000 aggregate principal amount of 2047 Exchange Notes for a like amount of their outstanding 4.080% Senior Notes due 2047 issued on December 11, 2017 (the “2047 Restricted Notes” and, together with the 2022 Restricted Notes and the 2027 Restricted Notes, the “Restricted Notes”), which have not been registered under the Securities Act.

The Exchange Notes will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offers pursuant to the Indenture, dated as of October 28, 2008, between Baker Hughes Incorporated (as predecessor to the Company) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of July 3, 2017, among the Company, the Co-Obligor and the Trustee (such Indenture, as amended and supplemented by the Second Supplemental Indenture, the “Base Indenture”), as further amended and supplemented by the Third Supplemental Indenture, dated as of December 11, 2017, among the Company, the Co-Obligor and the Trustee (such Base Indenture as so amended and supplemented, the “Indenture”).

In our capacity as counsel to the Issuers, we have reviewed originals or copies of the following documents:

(a)	The Indenture.

(b)	The Exchange Notes in global form to be executed by the Issuers.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)	The Registration Rights Agreement, dated as of December 11, 2017, by and among the Issuers and Morgan Stanley & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several initial purchasers named therein, relating to the Restricted Notes.

(d)	Copies of the certificate of formation and amended and restated operating agreement of the Company and copies of the certificate of incorporation and by-laws of the Co-Obligor, each as amended through the date hereof.

(e)	Originals or copies of such other records of the Company and the Co-Obligor, certificates of public officials and officers of the Company and the Co-Obligor and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company and the Co-Obligor.

(e)	That each of the Opinion Documents is or will be the legal, valid and binding obligation of each party thereto, other than the Company and the Co-Obligor, enforceable against each such party in accordance with its terms.

(f)	That the execution, delivery and performance by each of the Company and the Co-Obligor of the Opinion Documents to which it is a party do not and will not, except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)	That the execution, delivery and performance by each of the Company and the Co-Obligor of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)	That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by each of the Company and the Co-Obligor of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

(i)	The Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Co-Obligor, the Opinion Documents or the transactions governed by the Opinion Documents, and, for purposes of assumption paragraphs (f) and (h) above and our opinion below, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware, as applicable. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Co-Obligor, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that when duly executed and delivered by each of the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture, and if and when issued upon consummation of the Exchange Offers as set forth in the Registration Statement, the Exchange Notes will be the legal, valid and binding obligations of each of the Issuers, enforceable against each of the Issuers in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the following qualifications:

(a)	Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)	Our opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the Exchange Offers.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP